Exhibit 99.1

NEWS RELEASE for October 5, 2004 at 8:00 AM EDT

Contact:	Allen & Caron Inc	World Fuel Services Corporation
	Jesse Deal (Investors)	Francis X Shea, CFO & EVP
	jesse@allencaron.com	fshea@wfscorp.com
	(212) 691-8087	(305) 428-8127
or
Len Hall (Media)
len@allencaron.com
(949) 474-4300

WORLD FUEL SERVICES REPORTS THE EXPANSION OF ITS EXISTING REVOLVING

CREDIT FACILITY TO $150 MILLION

MIAMI, FL (October 5, 2004) … World Fuel Services Corporation (NYSE:INT), a global leader in the marketing and financing of aviation and marine fuel products and related services, today reported an amendment to its existing syndicated revolving credit facility to increase the available borrowings under the facility to $150 million from $100 million.

In addition to the increase in the amount of the credit facility, the amendment provides for changes to other terms of the credit facility intended both to provide World Fuel with more flexibility in utilizing the facility as well as to reduce the overall cost of utilization of the facility. The purpose of the increase in the amount of the credit facility is to provide funding availability for potential future business growth and expansion opportunities. The number of syndicated lenders was increased from five to eight. The syndicate lenders include LaSalle Bank National Association (the Arranging Bank), HSBC Bank USA, Commercebank, N.A., Merrill Lynch Business Financial Services Inc., Israel Discount Bank of New York, JP Morgan Chase Bank, The International Bank of Miami, N.A. and Union Planters Bank, N.A.

“The continuing prospects for growth of our business have made this increase in our credit facility a timely addition to our capital base,” said Francis X. Shea, E.V.P. and Chief Financial Officer of World Fuel. “We are particularly pleased with the confidence our lenders have shown in World Fuel by this 50% expansion of our credit facility.”

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the downstream marketing and financing of aviation and marine fuel products and related services. As the marketer of choice in the aviation and shipping industries, World Fuel Services provides fuel and services at more than 2,500 airports and seaports worldwide. With 42 offices strategically located in 24 countries throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine and aviation fuel.

MORE-MORE-MORE

WORLD FUEL SERVICES REPORTS THE EXPANSION OF ITS EXISTING REVOLVING CREDIT FACILITY TO $150 MILLION

Page 2-2-2

The company’s global team of market makers provides deep domain expertise in all aspects of marine and aviation fuel management. World Fuel Services’ aviation customers include commercial, passenger and cargo operators as well as corporate clientele. The company’s marine customers include premier blue-chip companies from all segments of the market. For more information, call (305) 428-8000 or visit www.worldfuel.com.

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.